Exhibit 10.18

STOCK PURCHASE AGREEMENT
(Class A Common Stock)

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of August 14, 2013, by and between ROYAL BANCSHARES OF PENNSYLVANIA, INC., a Pennsylvania business corporation (“Seller”), and The Daniel M. Tabas Trust (“Buyer”).

WHEREAS, the board of directors of Seller (the “Board of Directors”) proposes to sell to Buyer, and Buyer proposes to purchase from Seller, 2,500,000 shares of class A common stock of Seller, $2.00 par value per share (“Seller Class A Common Stock”), as set forth below, for an aggregate purchase price of $3,000,000, in cash; and

WHEREAS, the sale of the Class A Common Stock to Buyer hereunder is being undertaken in connection with the offer and sale of an aggregate of up to 11,666,667 shares of Class A Common Stock (the “Seller Private Placement”), at a price of $1.20 per share, to accredited investors (as defined in Securities and Exchange Commission Rule 501 under the Securities Act of 1933, as amended), the proceeds of which will be used to repurchase up to 14,000 shares of Seller’s Series A Fixed Rate Preferred Stock issued to the United States Department of Treasury under its TARP Capital Purchase Program (“TARP CPP”); and

WHEREAS, the Board of Directors believes that the sale of the shares of Seller Class A Common Stock, under the terms and conditions set forth in this Agreement, is in the best interests of Seller;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, mutually agree as follows:

1.     Purchase and Sale of Shares.

1.1  Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.1 hereof), Seller shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase from Seller, 2,500,000 shares of Seller Class A Common Stock (each a “Share”, and collectively, the “Shares”).  Notwithstanding the foregoing sentence, at the Closing, Seller shall have the right to reduce proportionately (based on the total proceeds raised from other investors in the Seller Private Placement) the number of Shares sold by Seller to Buyer, and purchased by Buyer from Seller, in the event that the aggregate proceeds necessary to repurchase shares of Seller’s Series A Fixed Rate Preferred Stock issued to the United States Department of Treasury under the TARP CPP is less than an aggregate of $14,000,000.

1.2  At the Closing, in consideration of Buyer’s purchase of the Shares, Buyer shall pay to Seller a purchase price (the “Purchase Price”), in cash, equal to the product of (a) $1.20 per share and (b) the number of Shares.

2.     The Closing.

2.1  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the main office of Seller at 732 Montgomery Avenue, Narberth, Pennsylvania, 19072, or at such other place as the parties shall agree in writing, on the date that immediately follows the second (2nd) trading day after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Section 6 hereof (other than those conditions that are required to be satisfied at Closing), or such other date designated by Seller (the “Closing Date”).

2.2  At the Closing, Seller shall deliver to Buyer a certificate for the Shares, duly registered in the name of Buyer.

2.3  At the Closing, Buyer shall deliver to Seller the Purchase Price by wire transfer of immediately available funds.

3.     Representations, Warranties and Covenants of Seller.  In addition to the warranties, representations and covenants of Seller contained elsewhere herein, Seller hereby warrants, represents and covenants to Buyer as follows:

3.1  Seller is a corporation organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to carry on its business as now conducted.

3.2  The authorized common stock of Seller consists of (a) 40,000,000 shares of Seller Class A Common Stock, of which 10,933,150 shares are issued and outstanding as of January 31, 2013, and (b) 3,000,000 shares of class B common stock, $0.10 par value per share (the “Seller Class B Common Stock”, and together with Seller Class A Common Stock, the “Seller Common Stock”), of which 2,020,449 shares are issued and outstanding as of January 31, 2013.  The authorized preferred stock of Seller (“Seller Preferred Stock”) consists of 500,000 shares, of which 30,407 shares have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value (the “Series A Fixed Rate Preferred Stock”), and are issued and outstanding as of January 31, 2013.  There are no other authorized classes of equity securities of Seller other than the Seller Common Stock and the Seller Preferred Stock.  Except as set forth in the Seller’s Amended and Restated Articles of Incorporation (including, without limitation, all certificates of designation thereto), and other than as set forth in this Agreement, there are no outstanding subscriptions, options, warrants, debt instruments or other agreements obligating Seller to issue, sell or otherwise dispose of any shares of Seller Common Stock or Seller Preferred Stock, except for (i) shares of Seller Class A Common Stock issuable upon exercise of stock options and other convertible securities outstanding under existing employee or management benefit plans, (ii) 1,104,370 shares of Seller Class A Common Stock issuable upon the exercise of the outstanding warrant issued to the United States Department of Treasury in connection with the TARP CPP, and (iii) and 2,323,516 shares of Seller Class A Common Stock reserved for issuance upon conversions of Seller Class B Common Stock.  As of the Closing, the Shares are being sold, and, upon issuance by Seller to Buyer at the Closing in accordance with this Agreement, will be, free and clear of all liabilities, debts, obligations, encumbrances, leases, indebtedness, liens, charges, and pledges, of whatever nature, whether fixed or contingent, disclosed or undisclosed, foreseen or unforeseen, as of the date of this Agreement.

3.3  Seller possesses the requisite corporate power and authority to execute and deliver this Agreement and perform all of its obligations hereunder, and, except as described on Schedule 3.3, no additional consent or approval of any other person, entity or governmental authority is required therefor.  This Agreement is a valid and binding obligation of Seller and is fully enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

3.4  The execution and delivery of this Agreement by Seller will not violate any law, regulation, decree, writ, order or injunction which, collectively, would have a material adverse effect upon Seller’s ability to consummate the transactions contemplated hereby.

3.5  Except where the failure to do so would not, in the aggregate, reasonably be expected to have a material adverse effect to Seller, taken as a whole, Seller has made all necessary filings with all applicable federal, state and local authorities and/or regulatory bodies, has complied with all applicable laws, in each case with respect to the transactions contemplated herein. Seller will take all such further actions as are necessary or appropriate to cause the transactions contemplated hereby to comply in all material respects with all applicable law, except where the failure to do so would not, in the aggregate, reasonably be expected to have a material adverse effect to Seller, taken as a whole.

3.6  The representations and warranties set forth herein are accurate in all material respects.  The audited consolidated financial statement of Seller at and for the periods ended December 31, 2009, 2011 and 2012 fairly present in all material respects the consolidated financial position and results of operation of Seller as, at and for such periods, in each case, in accordance with Generally Accepted Accounting Principles in the United States consistently applied during the periods involved, except in each case, as may be noted therein.  Except as disclosed in its filings with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, since the filing of Seller’s most recent Annual Report on Form 10-K with the SEC, there has been no material adverse change to Seller’s financial condition or its results of operations of the kind which would be required to be disclosed in filings with the SEC under applicable federal securities laws that have not been so disclosed by Seller.

3.7  The proceeds from the sale of Seller Class A Common Stock in the Seller Private Placement, including the proceeds from sale of the Shares, will be used to repurchase a portion of the outstanding shares of Series A Fixed Rate Preferred Stock issued to the United States Department of Treasury in connection with the TARP CPP.

4.     Representations, Warranties and Covenants of Buyer.  In addition to the warranties, representations and covenants of Buyer contained elsewhere herein, Buyer hereby warrants, represents and covenants to Seller as follows:

4.1  Buyer possesses all requisite power and authority to execute and deliver this Agreement and perform all of its obligations hereunder, and no additional consent or approval of any other person, entity or governmental authority is required therefor.  This Agreement is a valid and binding obligation of Buyer and is fully enforceable against it in accordance with its terms and conditions.

4.2  Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in Seller Class A Common Stock and is able to bear the economic risk of loss with respect to an investment in Seller Class A Common Stock.  The Shares are being purchased by Buyer with Buyer’s own funds and not the funds of any other person, for investment only and not with a view toward resale, assignment, fractionalization, or distribution thereof.  Buyer acknowledges and agrees that it may not sell, transfer or otherwise dispose of the Shares unless the resale of such shares have been registered under the Securities Act and applicable state securities laws and such sale or other disposition is made pursuant to such registration, or an exemption from the registration requirements of the Securities Act and such laws is available, in which case, if reasonably requested by Seller, such sale or other disposition can only be effected if (i) the purchaser or transferee agrees in writing to be bound by the applicable terms of this Agreement and (ii) unless effected pursuant to Rule 144 under the Securities Act, Buyer shall have furnished Seller with an opinion of counsel, reasonably satisfactory to Seller, that such disposition will not require registration under the Securities Act.  Buyer has no present arrangement (whether or not legally binding) at any time to transfer the Shares.  Buyer also represents that Buyer is an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act, and is a sophisticated investor as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act.

4.3  The execution and delivery of this Agreement by Buyer, the consummation of the transactions contemplated hereby, and the compliance by Buyer with the terms and provisions hereof will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) any agreement to which Buyer is a party or by which Buyer or Buyer’s properties or assets are bound, or violate any law, regulation, decree, writ, order or injunction which, collectively, would have a material adverse effect upon Buyer’s ability to consummate the transactions contemplated hereby.

4.4  Buyer will have at its free and unconditional disposal all of the funds necessary to pay the Purchase Price as of the Closing Date as provided herein.

4.5  Buyer understands that the offering and sale of the Shares under this Agreement has not been registered under the Securities Act, in reliance on the exemption for non-public offerings provided by Section 4(2) of the Securities Act and regulations promulgated thereunder, and that Buyer has no right to require such registration.  Buyer further understands that the offering and sale of the Shares has not been qualified or registered under the securities laws of the Commonwealth of Pennsylvania in reliance upon exemptions under such laws and in reliance upon the representations made and information furnished by Buyer in this Agreement, and that the offering and sale of the Shares has not been reviewed by the SEC, any state securities authorities, the Federal Deposit Insurance Corporation (“FDIC”), or any other regulatory authority.

4.6  Buyer understands that there may be no liquid market for the Shares and that it may not be able to sell or dispose of the Shares at any time.  Buyer has liquid assets sufficient to assure that its purchase of the Shares will cause no undue financial difficulties and that, after purchasing the Shares, Buyer will be able to provide for any foreseeable current needs and possible financial contingencies of Buyer.  Buyer is able to bear the risk of illiquidity and the risk of a complete loss of this investment.  Buyer represents and agrees that it has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Shares and has the capacity to protect Buyer’s own interests in connection with the investment in the Shares.

4.7  Buyer understands that the Shares will constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and, accordingly, that the Shares will be subject to restrictions on resale or other transfer, including without, limitation, holding period restrictions set forth in Rule 144(d), unless they are subsequently registered or qualified under the Securities Act and any other applicable securities law or exemptions from such registration and qualifications are available.  Buyer understands that the certificate(s) for the Shares will bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND UPON REQUEST AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

4.8  Buyer has requested and received such information and has made such due diligence investigation, including having access to the books and records of Seller and its affiliated companies, as Buyer has deemed pertinent to its consideration of the purchase of the Shares.  Buyer has not been furnished any offering literature or prospectus.  Buyer has carefully reviewed the publicly available information regarding Seller and the information provided to Buyer by Seller and is thoroughly familiar with the existing and proposed business operations, management and financial condition of Seller.  Buyer acknowledges and understands (a) the risks involved in this investment, including the speculative nature of the investment, (b) the financial hazards involved in this investment, including the risk of losing its entire investment in the Shares, and (c) the tax consequences of this investment to Buyer.  Buyer has consulted with its own legal, accounting, tax, investment and other advisers for legal, tax treatment and investment advice, as applicable, with respect to the merits and risk of an investment in the Shares, the transactions contemplated by this Agreement and the securities laws of all applicable jurisdictions.  Buyer has relied solely on the representations and warranties, covenants and agreements of Seller in this Agreement and on its examination and independent investigation in making its decision to acquire the Shares.

4.9  No oral or written material representations have been made to Buyer in connection with Buyer’s acquisition of the Shares which were in any way inconsistent with the information reviewed by Buyer.  Buyer acknowledges that in deciding whether to enter into this Agreement and to purchase the Shares hereunder, it has not relied on any representations or warranties of any type or description made by Seller or any of its representatives with regard to Seller, any of its subsidiaries, any of their respective businesses or properties, or the prospects of the investment contemplated herein, other than the representations and warranties set forth in Section 3 hereof.

5.     Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be by certified mail, return receipt requested, addressed as set forth below or as may be otherwise specified by notice meeting the requirements of this paragraph.  All notices shall be deemed given when mailed pursuant to the foregoing sentence.  Notices shall be addressed as follows:

If to Seller:

F. Kevin Tylus
President and Chief Executive Officer
Royal Bancshares of Pennsylvania, Inc.
732 Montgomery Avenue,
Narberth, Pennsylvania 19072
Telephone:  (610) 668-4700
Email:  ktylus@royalbankamerica.com

If to Buyer:

Daniel M. Tabas Trust
543 Mulberry Lane, Office Annex
Haverford, PA  19041
Telephone:  (_____) ___- _____
Email:  _____________________

6.     Mutual Conditions to Closing.  The obligations of each of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction of the conditions set forth below.

6.1  All necessary and required consents and approvals of any regulatory body or agency with respect to the transactions contemplated by this Agreement (including without limitation the Seller’s repurchase of shares of its Series A Fixed Rate Preferred Stock from the United States Department of Treasury) shall have been obtained and all notice and waiting periods required by law to pass after receipt of such approvals or consents shall have passed, in each case without the imposition of any condition or requirement that in Seller’s judgment is unduly burdensome or adversely affects the business, operations, financial condition or assets of Seller.

6.2  Each party shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing.

6.3  The representations and warranties of each party set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing with the same effect as though all such representations and warranties had been made at the Closing (except to the extent such representations and warranties speak as of an earlier date). For purposes of this condition to Closing, no representation or warranty of a party contained in this Agreement shall be deemed untrue or incorrect, and such party shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation contained in this Agreement, has had or is reasonably expected to have a material adverse effect on such party, taken as whole.

6.4  There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the reasonable judgment of the parties, based upon advice of counsel, would have a material adverse effect with respect to the interests of the parties to this Agreement.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibitions preventing the consummation of the transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any regulatory authority that prohibits, restricts, or makes illegal the completion of the transactions contemplated by this Agreement.

6.5  The trading of shares of Seller Class A Common Stock shall not have been suspended by the SEC or the Nasdaq Global Select Market, and the Shares to be issued under this Agreement shall have been authorized for listing on the Nasdaq Global Select Market.

6.6  Seller’s shareholders shall have (i) approved an amendment to Seller’s articles of incorporation to increase the number of authorized shares of Seller Common Stock in an amount determined by the Board of Directors necessary to complete the Seller Private Placement and (ii) approved the issuance of the Seller Class A Common Stock in the Seller Private Placement as required by the applicable rules of the Nasdaq Stock Market, LLC, at a meeting of shareholders duly called for that purpose.

6.7  Seller shall have been notified that one or more of its bids to purchase shares of Series A Fixed Rate Preferred Stock has been accepted as part of an auction by the United States Department of Treasury or its agents or representatives regarding such shares.

7.     Buyer Acknowledgements.   Buyer acknowledges and agrees that (a) Seller shall have the right to repurchase any or all of the shares of the Series A Fixed Rate Preferred Stock and all or a portion of a warrant (the “Treasury Warrant”) to purchase Seller Class A Common Stock held by the United States Department of Treasury as of the date hereof at any time from and after the date hereof through the Closing Date, (b) that the United States Department of Treasury may sell and transfer any or all of the shares of Series A Fixed Rate Preferred Stock and all or a portion of the Treasury Warrant held by it as of the date hereof to a third party purchaser, and (c) that the Seller may issue shares of Seller Class A Common Stock in the Seller Private Placement on or prior to the Closing Date.  For purposes of clarity and notwithstanding anything to the contrary set forth herein, each of the transactions described in the foregoing sentence, or any of such transactions individually, is expressly permitted under this Agreement and shall not constitute nor be deemed to constitute a breach of any representation, warranty, or covenant set forth herein or any certificate required to be delivered hereunder.

8.     Miscellaneous.

8.1  Except as otherwise set forth in this Section 8.1, this Agreement sets forth the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements between the parties, and may not be altered except by written agreement signed by all parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.  This Agreement is not transferable or assignable by the parties.

8.2  The representations, warranties, covenants and agreements of Seller and Buyer contained herein or made pursuant to this Agreement which by their terms are intended to survive the consummation of the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement.

8.3  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.  Any legal proceedings with respect to this Agreement shall take place solely within the courts located within the County of Montgomery, Commonwealth of Pennsylvania and all parties hereto consent to the jurisdiction of said courts.  The parties hereby waive any right to trial by jury in any action or proceedings arising out of or related to this Agreement.

8.4  This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

8.5  The section and subsection headings contained in this Agreement are included for convenience only, form no part of the agreement between the parties, and shall not affect or alter the interpretation or construction of any of the terms and provisions contained herein.

8.6  If for any reason any provision herein is determined to be invalid, such invalidity shall not impair or otherwise affect the validity of the other provisions of this Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

ROYAL BANCSHARES OF PENNSYLVANIA, INC., Seller

/s/ F. Kevin Tylus
F. Kevin Tylus
President and Chief Executive Officer

DANIEL M. TABAS TRUST, Buyer

/s/ Linda Tabas Stempel
Linda Tabas Stempel, Trustee

Schedule 3.3

Consents

The following consents relating to Seller are required in connection with the transactions contemplated by this Agreement:

•	Shareholder approval of, and related filing with the Pennsylvania Department of State, of an amendment to the Seller’s articles of incorporation to increase the number of authorized shares of Class A Common Stock for purposes of the Seller Private Placement.

•	Shareholder approval of the issuance of shares of Class A Common Stock under Nasdaq Rule 5635 relating to issuance of shares in certain private placement transactions.

•	Consents or approvals of bank regulatory agencies, including the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking with respect to the repurchase by Seller of the Series A Fixed Rate Preferred Stock.